Exhibit 4.2

SIXTH SUPPLEMENTAL INDENTURE TO THE INDENTURES
SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of February 12, 2020, among MGP Lessor II, LLC, a Delaware limited liability company ( the “Guaranteeing Entity”), MGP Finance Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer”), MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Issuer” and, together with the Co-Issuer, the “Issuers”), the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee (i) an indenture, dated as of April 20, 2016 providing for the issuance of 5.625% Senior Notes due 2024 (the “2024 Notes”); (ii) an indenture, dated as of August 12, 2016 providing for the issuance of 4.500% Senior Notes due 2026 (the “2026 Notes”); (iii) an indenture, dated as of September 21, 2017 providing for the issuance of 4.500% Senior Notes due 2028 (the “2028 Notes”); and (iv) an indenture, dated as of January 25, 2019 providing for the issuance of 5.750% Senior Notes due 2027 (the “2027 Notes,” and, collectively, with the 2024 Notes, the 2026 Notes and the 2028 Notes, the “Notes,” and each of (i), (ii), (iii) and (iv) as amended and supplemented, as applicable, by the First Supplemental Indenture dated April 25, 2016, by the Supplemental Indenture dated June 15, 2018, by the Second Supplemental Indenture dated July 10, 2018, by the Third Supplemental Indenture dated January 29, 2019, by the Fourth Supplemental Indenture dated March 29, 2019 and by the Fifth Supplemental Indenture dated January 22, 2020 collectively, the “Indentures”);
WHEREAS, the Indentures provide that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indentures on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indentures, the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indentures.
2. AGREEMENT TO GUARANTEE. The Guaranteeing Entity hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in each Note Guarantee and in the Indentures including but not limited to Article 10 thereof.
3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuers or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantors under the Notes, the Indentures, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

41086.00023

5. COUNTERPARTS. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Entity and the Company.
[Signatures on following page]
IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: February 12, 2020

Guaranteeing Entity:

MGP LESSOR II, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

Issuers:
MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Assistant Secretary

MGP FINANCE CO-ISSUER, INC.

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

Subsidiary Guarantors:
MGP LESSOR HOLDINGS, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

MGP LESSOR, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

MGP YONKERS REALTY SUB, LLC

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III
Title: Secretary

YRL ASSOCIATES, L.P.
By:	MGP Lessor, LLC
Its:	General Partner

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Secretary

Trustee:
U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Joshua A. Hahn
Authorized Signatory

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